                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES

        Exhibit No. (11) - Statement - computation of per share earnings

                Statement of Computations of Earnings per Share

                                        For the Three Months
                                           Ended March 31
                                        --------------------
                                         1996          1995
                                        ------        ------
Net earnings                           $3,056,000   $2,685,000
                                       ==========   ==========

Average common shares outstanding       7,520,000    7,520,000
                                       ==========   ==========

Earnings per share of common stock     $      .41   $      .36
                                       ==========   ==========
